As filed with the Securities and Exchange Commission on December 20, 2023

Registration No. 333-268987

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-268987

UNDER
THE SECURITIES ACT OF 1933

PROTERRA INC

(Exact name of registrant as specified in its charter)

Delaware	98-1551379
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1815 Rollins Road

Burlingame, California 94010

Tel.: (864) 438-0000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gareth T. Joyce

Chief Executive Officer

1815 Rollins Road

Burlingame, California 94010

Tel.: (864) 438-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

United States

(212) 373-3025

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Proterra Inc. (the “Company”) relate to the Registration Statement on Form S-3 No. 333-268987, which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 23, 2022, amended on January 19, 2023 and declared effective by the Commission on January 23, 2023, registering up to an aggregate amount of $500,000,000 of any combination of securities described therein, which includes shares of the Company’s common stock, par value $0.0001 per share, preferred stock, debt securities, warrants and units (the “Registration Statement”).

As previously disclosed on August 7, 2023, the Company and its subsidiary Proterra Operating Company, Inc. filed voluntary petitions (the “Chapter 11 Cases”) under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. As a result of the Chapter 11 Cases, the Company has terminated any and all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Company that had been registered under the Registration Statement which remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment any and all such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on December 20, 2023.

PROTERRA INC

By:	/s/ Gareth T. Joyce
Gareth T. Joyce
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.